Exhibit 99.1

UNITED REFINING COMPANY REPORTS

FISCAL 2009

YEAR END RESULTS

Warren, PA. November 30/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products today reported results for the Company’s fiscal year ended August 31, 2009.

Net sales for the year ended August 31, 2009 and August 31, 2008 were $2.4 billion and $3.2 billion, respectively, which was a decrease of $.8 billion from the prior year. Decreases in net sales for the year ended August 31, 2009 were due primarily to a 25% decrease in wholesale prices and a corresponding 29% decrease in retail selling prices reflecting the overall price decline in world oil markets.

Gross profit for the year ended August 31, 2009 was $252.7 million, an increase of $143.8 million from $108.9 million for the year ended August 31, 2008. The gross profit of the Company was favorably impacted by a 31% decrease in the cost of purchased crude and a 45% increase in retail petroleum margins.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal year ended August 31, 2009 was $114.1 million, an increase of $139.6 million from ($25.5) million for the year ended August 31, 2008.

United Refining Company (http://www.urc.com) uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization, which are terms not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. The Company’s calculation of EBITA included an adjustment for a gain that resulted from an extinguishment of its debt since the gain was not a result of the normal operations of the Company. See reconciliation of EBITDA to Net Income in Footnote (1) in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

	Year Ended August 31,
	2009	2008
	(dollars in thousands)

Net Sales	$2,387,171	$3,208,012
Operating Income (Loss)	$91,468	$(52,595)
Net Income (Loss)	$38,027	$(49,905)
Income Tax Expense (Benefit)	$26,235	$(35,485)
EBITDA	$114,137	$(25,516)

(1)	EBITDA Reconciliation

EBITDA Reconciliation

	Year Ended August 31,
	2009	2008
	(dollars in thousands)

Net Income	$38,027	$(49,905)
Interest Expense	36,006	36,934
Income Tax Expense	26,235	(35,485)
Extinguishment of Debt	(10,096)	—
Depreciation	16,311	15,717
Amortization	7,654	7,223

EBITDA	$114,137	$(25,516)

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 367 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer (814) 723-1500